Exhibit 99.2

July 20, 2007

To the Board of Directors
NaturalNano, Inc.

Ladies and Gentlemen:

In order that I may devote the majority of my time to the turnaround of Biophan Technologies, Inc. I regret that I will be resigning from the NaturalNano board, effective immediately.

  I confirm that I have no disagreement with the corporation on any matter relating to the corporation’s operations, policies or practices, and I remain available to help the management and board of directors in any way that I possibly can.

I also want to give my personal thanks to Dr. Fleischer and the NaturalNano management team for their exceptional development of the technology and the Company. I am proud to be a co-founder and shareholder.

Very truly yours, /s/ Michael L. Weiner